Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between SunOpta Inc. (such entity together with all past, present, and future parents, divisions, operating companies, subsidiaries, and affiliates are referred to collectively herein as the “Company”) and James P. Gratzek (“Employee”).

1.	EMPLOYMENT

This Agreement commences August 18, 2016 (“Effective Date”), shall continue in effect until December 31, 2018, and shall continue in effect each year thereafter unless by October 31, 2018 (or October 31 of a subsequent year), a party gives notice to the other party of termination of the Agreement, in which case the Agreement will terminate as of December 31 of the year in which such notice is given. Employment during the course of the Agreement shall be on an “at-will” basis, and either party has the right to terminate Employee’s employment for any reason, or for no reason, upon two-months written notice. The Company, in its sole discretion, may elect to accelerate the employment termination date and pay Employee in lieu of notice for the two-month notice period and Employee has no guarantee of continued employment during the notice period. The Company also has the right to terminate Employee’s employment immediately for Cause (as defined in Section 7 below).

2.	TITLE AND EXCLUSIVE SERVICES

(a)

Title and Duties. Employee’s title is Senior Vice President Research & Development and Quality, and Employee will perform job duties that are usual and customary for this position, all as determined by the chief executive officer or the Board or Directors.

(b)

Exclusive Services. Employee shall not be employed or render services elsewhere while employed by the Company; provided, however, that Employee may participate in professional, civic or charitable organizations so long as such participation is unpaid and does not interfere with the performance of Employee’s duties to the Company.

3.	COMPENSATION AND BENEFITS

(a)

Base Salary. Employee’s current annualized salary (“Base Salary”) is Two Hundred Seventy Seven Thousand Two Hundred Dollars ($277,200.00). Employee is also eligible for a five percent (5%) increase effective December 1, 2016. The Base Salary shall be payable in accordance with the Company’s regular payroll practices and pursuant to the Company policy, which may be amended from time to time. Employee’s Base Salary is subject to change from time to time by the Board of Directors or Compensation Committee of the Board of Directors (the “Compensation Committee”) in its discretion.

(b)

Short Term Incentive. Employee will be eligible for participation in the Company’s annual short term cash incentive plan as approved and amended by the Board of Directors or the Compensation Committee in its discretion from time to time (the “Annual Short Term Incentive Plan”). For the 2016 fiscal year, Employee’s eligibility for participation in the Annual Short Term Incentive Plan will be based on a forty percent (40%) target of Employee’s Base Salary as of April 1, 2016. For years after 2016, the target level of participation will be established by the Board of Directors or the Compensation Committee. There is no guaranteed compensation under the Annual Short Term Incentive Plan.

(c)

Long Term Incentive. Employee will be eligible for participation in the Company’s long term incentive plan as approved and amended by the Board of Directors or the Compensation Committee at its discretion from time to time (the “Long Term Incentive Plan”), with the form, terms and amount of the awards as determined by the Board of Directors or the Committee. For the 2016 fiscal year, Employee’s eligibility for participation in the annual Long Term Incentive Plan will be based upon a forty percent (40%) target of Employee’s Base Salary as of April 1, 2016. For years after 2016, the target level of participation will be established by the Board of Directors or the Compensation Committee. There is no guaranteed compensation under the Long Term Incentive Plan.

(d)

Employment Benefit Plans. Employee may participate in all other employee welfare benefit plans in which other similarly situated employees may participate, according to the terms of applicable policies and as stated in the Employee Benefits Guide, which may be changed from time to time at the discretion of the Company. These benefits may include medical, dental, vision, short term disability, long term disability, life insurance, 401(k) and the Employee Stock Purchase Plan.

(e)	Vacation. Employee is eligible for paid time off of four weeks (160 hours) per calendar year, prorated as necessary, and subject to the Employee Benefits Guide.

(f)	Expenses. The Company will reimburse Employee for business expenses pursuant to the Company’s policies, which may be changed from time to time at the discretion of the Company.

(g)	Taxes and Deductions. Compensation pursuant to this Agreement shall in all cases be subject to withholding for employment, payroll, income and other taxes and other deductions.

4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

(a)

The Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to the Company’s marketing plans, growth strategies, target lists, performance goals, operational and programming strategies, specialized training expertise, employee development, engineering information, sales information, client and customer lists, business and employment contracts, representation agreements, pricing and ratings information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, technological initiatives, proprietary research or software purchased or developed by the Company, content distribution, and other information the Company treats as confidential or proprietary (collectively, the “Confidential Information”). Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside the Company except to the extent that: (i) it is necessary in connection with performing Employee’s duties; or (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform the Company, shall cooperate with the Company to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use trade secrets in competing, directly or indirectly, with the Company. When employment ends, Employee will immediately return all Confidential Information to the Company.

(b)	The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason.

5.	NON-INTERFERENCE WITH THE COMPANY EMPLOYEES

(a)

To further preserve the Company’s Confidential Information, goodwill and legitimate business interests, during employment and for twelve (12) months after employment ends (the “Non- Interference Period”), Employee will not, directly or indirectly, hire, engage or solicit any current employee of the Company with whom Employee had contact, supervised, or received Confidential Information about within the twelve (12) months prior to Employee’s termination, to provide services elsewhere or cease providing services to the Company.

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(b)	The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6.	NON-SOLICITATION OF CUSTOMERS

(a)

To further preserve the Company’s Confidential Information, goodwill and legitimate business interests, for twelve (12) months after employment ends (the “Non-Solicitation Period”), Employee will not, directly or indirectly, solicit the Company’s customers with whom Employee engaged or had contact, or received Confidential Information about within the twelve (12) months prior to Employee’s termination.

(b)	The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

7.	CHANGE IN CONTROL

(a)	Definitions. For purposes of this Agreement:

“Change in Control” means the occurrence of any of the following:

(i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing a majority of the combined voting power of the then outstanding Voting Securities; or

(ii) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(iii) any consolidation, merger or plan of exchange involving the Company (“Merger”) as a result of which the holders of outstanding Voting Securities immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger.

(iv) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (“Asset Sale”).

“Cause” means the occurrence of any of the following:

(i) the commission of an act that constitutes a felony under the laws of the United States or any individual State or under the laws of a foreign country; or

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(ii) the commission of an act of fraud, embezzlement, sexual harassment, dishonesty, theft, or an intentional act that results in a material loss, damage or injury to the Company; or

(iii) the commission of an act of moral turpitude which is materially injurious to the Company; or

(iv) the failure of Employee to participate in the reasonable and lawful business activities of the Company in a manner consistent with his job duties, provided such failure continues for more than ten days after written notice to the Employee specifying such failure in reasonable detail.

“Good Reason” means the occurrence of any of the following:

(i) a material diminution in Employee’s base salary, authority, duties or responsibilities after the Change in Control compared to immediately prior to the Change in Control; provided that Good Reason shall not exist (A) solely as a result of a change in reporting relationship or (B) if Employee continues to have the same or a greater general level of responsibility for the Company operations after the Change in Control as Employee had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company; or

(ii) Employee is required to be based more than eighty (80)miles from where Employee’s office is located immediately prior to the Change in Control; or

(iii) a material reduction in Employee’s Base Salary or the Company or the surviving company fails to provide substantially equivalent target incentive opportunities under short term and long term incentive plans after the Change in Control as compared to immediately prior to the Change in Control; or

(iv) action or inaction by the Company that constitutes a material breach under this Agreement;

provided, however, that such termination shall not be for “Good Reason” unless Employee provides notice to the Company of the existence of the condition described above within 30 days of the initial existence of the condition and the Company does not remedy such condition on or before the 30th day following such notice (or the following business day if such 30th day is not a business day).

(b)

Termination of Employment following a Change in Control. If a Change in Control occurs and at any time during the twelve (12) months following the Change in Control the Company terminates Employee without Cause or Employee terminates Employee’s employment by the Company with Good Reason, subject to Employee’s compliance with Sections 4, 5 and 6 of this Agreement and Employee’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 21 days following the date of employment termination (such 21- day period, the “Release Execution Period”), Employee shall be entitled to the following:

(i) the Company will pay to Employee in a lump sum an amount equal to twelve (12) months of base salary within 30 days following the employment termination date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and

(ii) all unvested stock options held by Employee at the date of termination shall immediately become vested in full and shall remain subject to the other terms of such stock options; and

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(iii) if Employee timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the cost for the monthly COBRA premium for Employee and Employee’s then-enrolled dependents.

Such COBRA reimbursement shall be paid to the benefits provider. The Company shall continue to issue such COBRA payments until the earliest of: (A) the twelve-month anniversary of the date of termination of employment; (B) the date Employee is no longer eligible to receive COBRA continuation coverage; and (C) the date on which Employee becomes eligible to receive substantially similar coverage from another employer.

(c)

Treatment of Performance Share Units following the Company Sale. If a Merger or an Asset Sale (each, a “Company Sale”) occurs before the vesting date of any Performance Share Units held by Employee, Employee shall be entitled to receive a payout of shares no later than thirty (30) days following the Company Sale. The number of shares issued in such event shall be the amount determined by the payout factor calculated as if the performance period ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company Sale. For this purpose, performance measures and the related payout factors applicable to the awards in shall be adjusted by the Board of Directors of the Compensation Committee, to appropriately reflect the shorter performance period.

8.	OTHER TERMINATION.

Employee shall not be entitled to any benefits or compensation under this Agreement in the event Employee’s employment terminates voluntarily or involuntarily, for any reason, or no reason, except to the extent expressly provided in Section 7(b). Employee, however, may be entitled to benefits under any severance plan of the Company in effect at that time, which plans are subject to change or termination by the Company at any time in its discretion.

9.	CONFLICTS OF INTEREST

Employee acknowledges familiarity with the Company policies on conflicts of interest, and warrants that Employee will fully comply with such policies. Employee shall certify compliance with the conflicts of interest policy from time to time as requested by the Company. Employee shall notify the Company immediately in writing if there is any attempt to induce Employee to violate the conflicts of interest policy.

10.	DISPUTE RESOLUTION

(a)

Arbitration. This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce. This Agreement applies to any dispute arising out of or related to Employee's employment with the Company or termination of employment. Nothing contained in this Agreement shall be construed to prevent or excuse Employee from using the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the use of such procedures. Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore this Agreement requires all such disputes to be resolved only by an arbitrator through a final and binding individual arbitration proceeding and not by way of court or jury trial or class action. Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of this Agreement or any portion of this Agreement. This Agreement also applies, without limitation, to disputes regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, and state statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims (excluding workers compensation, state disability insurance and unemployment insurance claims). Any arbitration pursuant to this Section 10 shall be subject to the commercial rules of the American Arbitration Association. Claims may be brought before an administrative agency but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.dol.gov), the National Labor Relations Board (www.nlrb.gov), the Office of Federal Contract Compliance Programs (www.dol.gov/esa/ofccp). Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party's obligation to exhaust administrative remedies before making a claim in arbitration. Disputes that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Agreement.

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(b)

Injunctive Relief. A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.

(c)

This Section 10 is the full and complete agreement relating to the formal resolution of employment-related disputes. In the event any portion of this Section 10 is deemed unenforceable, the remainder of this Agreement will be enforceable.

(d)	This Section 10 shall survive the expiration or termination of this Agreement for any reason.

Employee Initials: __________	Company Initials: __________

11.	SECTION 409(A)

(a)

General Compliance. This Agreement is intended to comply with Section 409A of the US Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non- compliance with Section 409A.

(b)

Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the employment termination date or, if earlier, on Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

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(c)	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

12.	MISCELLANEOUS

This Agreement supersedes any prior written or oral employment agreements or understandings between the parties. No modification shall be valid unless in writing and signed by the parties, relating to the subject matter of this Agreement, unless otherwise noted herein.

If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

The Company and Employee agree that the restrictions contained in Section 4, 5, and 6, are material terms of this Agreement, reasonable in scope and duration and are necessary to protect the Company’s Confidential Information, goodwill, specialized training expertise, and legitimate business interests. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 4, 5, or 6, then in addition to all other remedies available to the Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation. Employee agrees that no bond will be required if an injunction is sought to enforce any of the covenants previously set forth herein.

The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

This Agreement shall be governed in all respects by the internal laws of the State of Minnesota without regard to conflict of law provisions. Each of Employee and the Company hereby consents to the personal jurisdiction of the state and federal courts located in Hennepin County, Minnesota for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. Any arbitration proceeding arising from or relating to this Agreement shall take place in Hennepin County, Minnesota.

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Upon full execution by all parties, this Agreement shall be effective on the Effective Date set forth in Section 1.

EMPLOYEE:

/s/ James P. Gratzek	Date: 8-23-2016
James P. Gratzek

COMPANY:

/s/ Michelle Coleman	Date: 8-23-2016
Michelle Coleman
CHRO

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